EXHIBIT 11

                  COMPUTATION OF PER SHARE EARNINGS
                    CHEMICAL FINANCIAL CORPORATION
                             (Unaudited)



                                                                QUARTER ENDED             SIX MONTHS ENDED
                                                                   JUNE 30                     JUNE 30
                                                             1996          1995           1996          1995
                                                                 (In thousands, except per share amounts)
PRIMARY:
Average shares outstanding . . . . . . . . . . . . . .       9,720         9,661          9,716         9,657

Net effect of the assumed exercise of
 stock options- based on the treasury
 stock method using average market
 price . . . . . . . . . . . . . . . . . . . . . . . .         146           131            149           128
                                                             9,866         9,792          9,865         9,785

Net income . . . . . . . . . . . . . . . . . . . . . .      $5,163        $4,771        $10,156        $9,364

Net income per common share. . . . . . . . . . . . . .      $ 0.52        $ 0.49        $  1.03        $ 0.96

FULLY DILUTED:
Average shares outstanding . . . . . . . . . . . . . .       9,720         9,661          9,716         9,657

Net effect of the assumed exercise of
 stock options- based on the treasury
 stock method using end of period
 market price. . . . . . . . . . . . . . . . . . . . .         143           131            148           130
                                                             9,863         9,792          9,864         9,787

Net income . . . . . . . . . . . . . . . . . . . . . .      $5,163        $4,771        $10,156        $9,364

Net income per common share. . . . . . . . . . . . . .      $ 0.52        $ 0.49        $  1.03        $ 0.96